UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2008

HS3 TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-117874
(Commission File Number)

20-3598613
(IRS Employer Identification No.)

1800 Boulder Street - Suite 600, Denver, Colorado, USA 80211
(Address of principal executive offices and Zip Code)

(303) 455-2550
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 4, 2008, our board of directors appointed Ryder Gaston as president of our company.

For the last 11 months Mr. Gaston has worked as an executive level consultant for our company helping to establish and increase sales. During this timeframe sales have improved more than 500% to 1.05 million dollars in the 2nd quarter of this fiscal year as reported in our interim financial statements for the period ended December 31, 2007. For the previous 5 years, Mr. Gaston worked for Computer Associates a large software company where he played a pivotal role in helping generate millions of dollars in revenue and built a national practice for security investigative services. While employed there Mr. Gaston increased revenue from $250K to $8M in the first year.

With the ability to leverage strong relationships in the fortune 500 and 1000 markets, Mr. Gaston consistently over achieved sales revenue goals. Mr. Gaston also held various operational and management positions with the United States Air Force and two large security consulting firms. Additionally, he also held a Top Secret SCI clearance for the United States Air Force and was involved in security operations with the Joint Services Command and Air Combat Command.

Item 9.01. Financial Statements and Exhibits

99.1	News release dated March 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HS3 TECHNOLOGIES INC.

/s/ Mark Lana
Mark Lana
Chief Executive Officer
Date: March 5, 2008